Exhibit 14.1

 FIRST FINANCIAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

            First Financial Corporation (the "Company") and all of its wholly owned subsidiaries are committed to maintaining high ethical standards.  Our policy, as expressed in this Code of Business Conduct and Ethics, is to operate our business with integrity and to comply with all laws applicable to our business.  We expect compliance with this Code by our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions (our "Principal Officers").

 Governing Principles

This Code of Business Conduct and Ethics is designed to promote:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  Full, fair, accurate, timely and understandable disclosure in periodic reports and other filings with the Securities and Exchange Commission and in other public communications made by the Company;

  Compliance with applicable governmental law, rules and regulations;

  The prompt internal reporting of violations of this Code; and

  Accountability for adherence to this Code.

Professional Conduct

Our shareholders, our customers and other parties with whom we do business have very strong views about our Company, and as its stewards, we need to promote values and behavior that enhance the Company's reputation within the community.  It is highly important that our Principal Officers conduct all of their professional and business activities with complete integrity, fair dealing and otherwise in a manner that inspires the confidence and trust of our shareholders and customers.  Bare compliance with minimum legal requirements is not enough.  The ability of our Board of Directors and management to lead the Company can be impaired if the public perceives any of our Principal Officers as failing to live up to the high standards that we establish for ourselves.

Conflicts of Interest

All Principal Officers shall conduct their personal business and private affairs to avoid any potential conflict of interest between themselves and the Company, and shall take immediate and appropriate action to resolve any conflict of interest which actually arises.  The term "conflict of interest" includes any situation where the personal activities and financial affairs of a Principal Officer may adversely influence his or her judgment in the performance of his or her duties for the Company.

In order to avoid situations which potentially give rise to a conflict of interest, Principal Officers shall not engage in any of the following activities, unless authorized by a prior, written resolution of the Board of Directors following full disclosure to the Board by the affected Principal Officer:

  Use their position as a Principal Officer, or any knowledge or information obtained therefrom, for personal or financial gain, except as they are otherwise compensated by the Company;

  Directly or indirectly engage in any activity (whether as director, officer, principal, employee, agent or consultant) or own, directly or indirectly, an ownership interest in any entity (whether as a shareholder, member, partner or sole proprietor) which competes with the existing, planned or potential business of the Company;

  Accept any gift of goods or services from any person which is intended to, or which may, influence or affect the judgment of the Principal Officer concerning the Company's affairs; or

  Engage in any other activity or take any other action where the interests of the Principal may compete or conflict with the interests of the Company.

All Principal Officers should report to the Board of Directors any facts or circumstances which they know have resulted or will result in a conflict of interest.  The Board of Directors has the ultimate and final responsibility for determining whether a potential or actual conflict of interest exists and what action, if any, should be taken to protect the Company.

Confidentiality

Principal Officers are expected to keep all nonpublic information regarding the Company or its business, employees, customers and suppliers confidential, unless disclosure has been authorized by the Board of Directors or they have been advised by counsel that disclosure is required by law.  Principal Officers are also expected to take steps to prevent the unintentional disclosure of confidential information.  Confidential information includes plans to buy or sell the Company, advertising and marketing plans, research and development, financial information, employment matters, supplier and customer information, and other information which is not generally known to the public.  Principal Officers are obligated to keep all nonpublic information confidential even if their employment with the Company ends.

Insider Trading

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving securities of the Company while in possession of material information concerning the Company that has not been released to the general public.  Securities laws may be violated if any Principal Officer, or any of his or her relatives or friends, trade in securities of the Company while in possession of such "inside" information.

Fair Dealing

Each Principal Officer should endeavor to deal fairly with the employees, customers, consumers, suppliers, competitors and other officers and directors of the Company.  No Principal Officer should take unfair advantage of any person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Protection and Proper Use of Company Property

Principal Officers should protect the property and assets of the Company and ensure their efficient and proper use.  Theft, carelessness and waste of any property or other assets of the Company are strictly prohibited.

Corporate Reporting

            The Company is committed to full, fair, accurate, timely and understandable disclosure in public reports and documents that it files with, or submits or provides to, regulatory authorities (including but not limited to the Securities and Exchange Commission), shareholders and the public.  Depending on their position with the Company, a Principal Officer may be called upon to provide necessary information to assure that the Company's corporate reports are complete, fair and understandable.  The Company expects all Principal Officers to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company's corporate disclosure requirements.

Reporting of Illegal or Unethical Behavior

Any person who has knowledge of or suspects a violation of this Code by any Principal Officer of the Company is expected to send anonymously a letter or other correspondence, marked "personal and confidential," to the Company's independent (non-employee) directors disclosing the known or suspected violation.  The letter should be sent care of Ms. Cathy Davis, Secretary, First Financial Corporation, P. O. Box 269, Waco, Texas 76703.  All such correspondence will be received and reviewed confidentially by the independent directors and reported to the full Board, if appropriate.

Administration and Waiver of this Code

Principal Officers of the Company are expected to adhere to the policies set forth in this Code.  In rare circumstances, conflicts may arise that necessitate waivers.  There shall be no waiver of any part of this Code, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Company.

Any waiver of any requirement of the Code or changes in the Code provisions shall be promptly disclosed to shareholders in accordance with the rules of the Securities and Exchange Commission.

Accountability for Adherence to the Code

All Principal Officers shall report to the Board of Directors of the Company any facts or circumstances which they know have resulted or will result in a violation of this Code.  The Board of Directors has the ultimate and final responsibility for determining whether a potential or actual violation exists and will take whatever disciplinary or other action it deems appropriate to protect the Company, including, without limitation, requiring the resignation of the affected Principal Officer.

Adopted by the Board of Directors on March 4, 2004.

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